As filed with the Securities and Exchange Commission on June 27, 2017

Registration No. 333-216415

Registration No. 333-205500

Registration No. 333-126768

Registration No. 333-38090

Registration No. 333-70259

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT No. 333-216415

FORM S-8 REGISTRATION STATEMENT No. 333-205500

FORM S-8 REGISTRATION STATEMENT No. 333-126768

FORM S-8 REGISTRATION STATEMENT No. 333-38090

FORM S-8 REGISTRATION STATEMENT No. 333-70259

UNDER

THE SECURITIES ACT OF 1933

LMI AEROSPACE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Missouri	43-1309065
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

(636) 946-6525

(Address of Principal Executive Offices and Zip Code)

LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust

LMI Aerospace, Inc. 2015 Incentive Compensation Plan

LMI Aerospace, Inc. 2005 Long-Term Incentive Plan

LMI Aerospace, Inc. 1998 Stock Option Plan

1989 Employee Incentive Stock Option Plan

(Full title of the plans)

Clifford C. Stebe, Jr.

Chief Financial Officer

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

(636) 946-6525

Fax: (636) 949-1576

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of LMI Aerospace, Inc., a Missouri corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-216415, originally filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2017 which registered 225,000 shares of common stock, par value $0.02 per share, of the Company (“Common Stock”) available for issuance under the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust (as amended, the “401(k) Plan”);

2.

Registration Statement No. 333-205500, originally filed with the SEC on July 6, 2015 which registered 750,000 shares of Common Stock available for issuance under the LMI Aerospace, Inc. 2015 Incentive Compensation Plan;

3.

Registration Statement No. 333-126768, originally filed with the SEC on July 21, 2005 which registered 1,200,000 shares of Common Stock under the LMI Aerospace, Inc. 2005 Long-Term Incentive Plan;

4.

Registration Statement No. 333-38090, originally filed with the SEC on May 30, 2000 which registered 300,000 shares of Common Stock under the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan (the “1998 Plan”); and

5.

Registration Statement No. 333-70259, originally filed with the SEC on January 7, 1999 which registered (i) 964,259 shares of Common Stock to be held by the trustee of, and 600,000 shares of Common Stock to be acquired by, the 401(k) Plan, (ii) 600,000 shares of Common Stock under the 1998 Plan and (iii) 259,827 shares of Common Stock under the 1989 Employee Incentive Stock Option Plan.

The Company hereby amends its Registration Statements by deregistering all of the Common Stock registered on the above-referenced Registration Statements that has not been sold or offered or otherwise remains unissued.

On June 27, 2017, pursuant to an Agreement and Plan of Merger, dated as of February 16, 2017, among the Company, Sonaca S.A., a limited liability company validly existing under the laws of Belgium (the “Parent”), Sonaca USA Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent, and Luminance Merger Sub, Inc., a Missouri corporation and an indirect, wholly-owned subsidiary of the Parent (“Sub”), Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company is terminating its offering of securities pursuant to each of the Registration Statements.

In accordance with the undertaking contained in Part II, Item 9 of each of the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statements and to remove from registration all shares of the Common Stock which remains unissued under the Registration Statements as of the date hereof, if any. After giving effect to this Post-Effective Amendment No. 1, there will be no remaining shares of Common Stock registered for issuance by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Charles, State of Missouri, on June 27, 2017.

LMI Aerospace, Inc.

By:	/s/ Daniel G. Korte
Name: Daniel G. Korte
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.